                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(A) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                                CONVERSE INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                                 CONVERSE INC.
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


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     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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

                               Converse Inc.
                               One Fordham Road
                      North Reading, Massachusetts 01864
                          Telephone:  (508) 664-1100


                                April 24, 1997



Dear Stockholder:

        On behalf of the Board of Directors, I cordially invite you to attend the 1997 Annual Meeting of Stockholders of Converse Inc. (the "Company"). The Annual Meeting will be held at the Company's headquarters, One Fordham Road, North Reading, Massachusetts at 10:00 a.m., local time, on Wednesday, June 18, 1997.

        The accompanying Notice of Annual Meeting and Proxy Statement describe the formal matters to be acted on at the meeting. During the Annual Meeting we will also report on the operations of the Company.

        If you plan to attend the meeting, please mark the appropriate box on your proxy card. Whether or not you plan to attend the Annual Meeting in person, it is important that your shares be represented and voted at the meeting. Accordingly, please sign, date and return the enclosed proxy card promptly.

        I look forward to seeing you at the meeting; and on behalf of the Board of Directors and management of the Company, I would like to express my appreciation for your interest in Converse.

                                                Sincerely,

                                                /s/ Glenn N. Rupp
                                                Glenn N. Rupp
                                                Chairman of the Board and
                                                Chief Executive Officer

                                 CONVERSE INC.

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS




        The 1997 Annual Meeting of stockholders of Converse Inc. (the "Company") will be held at 10:00 a.m., local time, on Wednesday, June 18, 1997, at the Company's headquarters, One Fordham Road, North Reading, Massachusetts, for the following purposes:

                I.       To elect twelve directors; and

                II. To ratify the appointment by the Board of Directors of Price Waterhouse LLP as the Company's independent auditors for the fiscal year ending January 3, 1998; and

                III. To transact such other business as may properly come before the meeting and at any adjournments thereof.


        The Board of Directors has fixed April 21, 1997 as the record date for the Meeting. Accordingly, only stockholders of record at the close of business on such date will be entitled to notice of and to vote during the 1997 annual meeting and during any adjournment or adjournments thereof.

                                          By order of the Board of Directors,

                                          /s/ Jack A. Green
                                          Jack A. Green,
                                          Senior Vice President, General
                                                Counsel and Secretary

North Reading, Massachusetts
April 24, 1997



                                   IMPORTANT
                                   ---------

     Whether or not you plan to attend the meeting, please complete, date and sign the enclosed proxy card, and return it PROMPTLY in the enclosed envelope which requires no postage if mailed in the United States.

                                 CONVERSE INC.
                               One Fordham Road
                      North Reading, Massachusetts 01864

            ______________________________________________________

                                PROXY STATEMENT
                      1997 Annual Meeting of Stockholders

            ______________________________________________________





        This Proxy Statement is furnished to the stockholders of Converse Inc., a Delaware corporation ("Converse" or the "Company"), in connection with the solicitation of proxies on behalf of the Board of Directors (the "Board") of Converse for use during the 1997 annual meeting of stockholders to be held at 10:00 a.m., local time, on Wednesday, June 18, 1997 at the Company's headquarters, One Fordham Road, North Reading, Massachusetts and at any adjournments thereof, for the purposes set forth in the accompanying notice of annual meeting of stockholders.

        The cost of the solicitation of proxies will be borne by Converse and will consist primarily of printing, postage and handling, including the expenses of brokers, nominees and other fiduciaries in forwarding proxy materials to beneficial owners. Directors, officers and other employees of Converse may also solicit proxies personally or by telephone or telecopy. In addition, Converse has engaged Morrow & Co. to assist in the solicitation from brokers, bank nominees and institutional holders for a fee of $5,000 plus out-of-pocket expenses. The notice of meeting, this proxy statement and the form of proxy are expected to be mailed to stockholders on or about April 25, 1997. A copy of the Company's 1996 Annual Report containing financial statements for the year ended December 28, 1996, was previously distributed to stockholders.


Voting Procedure

        Stockholders of record at the close of business on April 21, 1997 (the "Record Date") are entitled to vote during the 1997 annual meeting and may cast one vote for each share of the Company's common stock, without par value ("Common Stock") held on the Record Date on each matter that may properly come before the meeting. On the Record Date there were 17,250,056 shares of Common Stock outstanding.

        The holders of a majority of the outstanding shares of Common Stock must be present in person or represented by proxy at the meeting for there to be a quorum for the conduct of business. If a quorum is present and/or represented at the meeting, then the twelve nominees for director who receive the highest numbers of votes of the votes cast will be elected. With regard to the election of directors, votes may be cast in favor of or withheld from any or all nominees. Votes that are withheld with respect to this matter will be excluded entirely from the vote and will have no effect, other than for purposes of determining the presence of a quorum. Abstentions may be specified on the proposal to ratify the selection of the Company's independent auditors (but not for the election of directors). Abstentions will be considered present and entitled to vote at the meeting but will not be counted as votes cast in the affirmative. Abstentions will have no impact upon the ratification of the selection of independent auditors proposal or such other proposals as may be properly presented at the meeting since such matters require approval by a majority of the votes cast.

        Shares represented by proxy will be voted as directed on the proxy card and, if no direction is given, will be voted in the election of directors for the persons nominated by the Board, in favor of each of the proposals recommended by the Board, and in the best judgment of the persons named in the proxies on such other matters that may properly come before the meeting. Any proxy given by a stockholder may be revoked at any time prior to its use by execution of a later dated proxy, by a personal vote at the meeting, or by written notice to the Secretary of Converse prior to the date of the meeting.

        Brokers who hold shares in street name for customers have the authority under the rules of the various stock exchanges to vote on certain items when they have not received instructions from beneficial owners. Brokers that do not receive instructions are entitled to vote those shares with respect to the election of directors and ratification of the selection of independent auditors. A failure by brokers to vote those shares will have no effect on the outcome of such proposal because such shares are not considered shares present and entitled to vote with respect to such matters under applicable Delaware law.


Security Ownership of Certain Beneficial Owners and Management

        The following table sets forth certain information (as of April 14, 1997, except as otherwise noted) regarding the beneficial ownership of shares of Converse Common Stock by (i) each person known by Converse to beneficially own more than 5% of the outstanding shares of Converse Common Stock, (ii) each executive officer named in the Summary Compensation Table below, (iii) each director of Converse and (iv) the directors and executive officers of Converse as a group.

                                                                  Number of               Percent of Common
                                                                  ---------               -----------------
                                                                   Shares                 Stock Beneficially
                                                                   ------                 ------------------
                                                                Beneficially                     Owned
                                                                ------------                     -----
Greater than 5% Stockholders                                       Owned
----------------------------                                       -----
 Apollo Investment Fund, L.P., c/o Apollo Advisors, L.P.
  and
 Lion Advisors, L.P.
 Two Manhattanville Road
 Purchase, New York 10577 (1)...................................    11,230,365                   65.1%


 Vinik Partners, L.P., Vinik Asset Management L.P., Jeffrey N.
 Vinik, Michael S. Gordon, Mark D. Hosletter, VGII Partners,
 L.L.C. and Vinik Asset Management, L.L.C.
 260 Franklin Street
 Boston, Massachusetts 02110 (2)................................     1,034,800                    6.0


Directors and Executive Officers
--------------------------------
 Glenn N. Rupp (3)..............................................       105,000                     *
 Gilbert Ford...................................................        10,000                     *
 Alistair Thorburn (3)..........................................        32,250                     *
 Thomas L. Nelson (3)...........................................        14,000                     *
 Ronald J. Ryan (3).............................................        28,250                     *
 Donald J. Camacho (3)..........................................        34,500                     *
 Michael C. Bell (5)............................................         5,000                     *
 Donald J. Barr (3).............................................         7,500                     *
 Leon D. Black (1)(4)...........................................    11,230,365                   65.1
 Julius W. Erving (3)...........................................         5,000                     *
 Robert H. Falk (1)(4)..........................................    11,230,365                   65.1
 Michael S. Gross (1)(4)........................................    11,230,365                   65.1
 John J. Hannan (1)(4)..........................................    11,230,365                   65.1
 Joshua J. Harris (1)(4)........................................    11,230,365                   65.1
 John H. Kissick (1)(4).........................................    11,230,365                   65.1
 Richard B. Loynd (3)...........................................        42,166                     *
 Michael D. Weiner (1)(4).......................................    11,230,365                   65.1
 Directors and executive officers of the
 Company as a group (21 persons)(3).............................    11,555,281                   67.0
------------------------------------------------

 *  Less than 1%.

(1) Includes (i) 5,616,306 shares beneficially owned by Apollo Investment Fund, L.P. ("AIF") and (ii) 5,614,054 shares beneficially owned by Lion Advisors, L.P. ("Lion Advisors") for the benefit of an investment account under management over which Lion Advisors has sole investment, voting and dispositive power. The managing general partner of AIF is Apollo Advisors, L.P. ("Apollo Advisors") whose general partner is Apollo Capital Management, Inc. ("Apollo Capital"). The general partner of Lion Advisors is Lion Capital Management, Inc. ("Lion Capital"), which is affiliated with Apollo Capital.

(2) Information is as of March 24, 1997 and is based upon Amendment No. 2 to
    Schedule 13D, dated March 24, 1997 filed with the Securities and Exchange Commission by Vinik Partners L.P. ("Vinik Partners"), Vinik Asset Management, L.P. ("VAM, L.P."), Jeffrey N. Vinik ("Vinik"), Michael S. Gordon ("Gordon"), Mark D. Hosletter ("Hosletter"), VGH Partners, L.L.C. ("VGH") and Vinik Asset Management, L.L.C. ("VAM, L.L.C."). These shares include (i) 431,200 shares which may be deemed to be beneficially owned by Vinik Partners, (ii) 603,600 shares which may be deemed to be beneficially owned by VAM, L.P., (iii) 1,034,800 shares which may be deemed to be beneficially owned by Messrs. Vinik, Gordon and Hosletter, (iv) 431,200 shares which may be deemed to be beneficially owned VGH, and (v) 603,600 shares which may be deemed to be beneficially owned by VAM, L.L.C. The general partner of VAM, L.P. is VAM, L.L.C. Mr. Vinik is the senior managing member, and Messrs. Gordon and Hosletter are managing members of VGII and VAM, L.L.C.

(3) Shares beneficially owned represent options to purchase Converse Common Stock that are exercisable within 60 days, except for shares held of record by the following: Mr. Rupp 5,000 shares, Mr. Ryan 2,000 shares, Mr. Camacho 2,500 shares, Mr. Barr 2,500 shares and Mr. Loynd 37,166 shares. Messrs. Black and Hannan are directors and officers of Apollo Capital and Lion Capital. Messrs. Falk, Gross, Harris and Weiner are officers of

(4) Apollo Capital and Lion Capital. Mr. Kissick is an officer of Lion Capital and a consultant to Apollo Capital. Each such director disclaims beneficial ownership of, and a personal pecuniary interest in, the shares beneficially owned by AIF and Lion Advisors.

(5) Mr. Bell has not served as an officer or director of Converse since August 14, 1996.

Proposal One                    ELECTION OF DIRECTORS

General

        The Company's Board has one class of directors and, subject to their earlier resignation or removal, all directors serve until the next annual meeting and until their successors are elected and qualified. Twelve persons are to be elected directors during the 1997 annual meeting. The names of the nominees and certain information with respect to them are presented below. All of the nominees were elected at the 1996 annual meeting.

        Should any of the director nominees become unable or unwilling to continue to serve, an event that is not expected to occur, proxies (except proxies marked to the contrary) will be voted for another person designated by the Board unless the Board shall have reduced the number of directors to be elected.

        The Board unanimously recommends a vote FOR each of the nominees for director.

                                                                                  Converse
                          Name, Age, Principal Occupation                         Director
                          or Position, Other Directorships                        Since
--------------------------------------------------------------------------------------------------
Donald J. Barr, 62                                                                1994
        Retired; Formerly Executive Vice President of Time Inc.
                Mr. Barr was an Executive Vice President of Time Inc. from
                October 1990 until his retirement in 1996. Prior to 1990, Mr.
                Barr was the publisher of Sports Illustrated (1985-1990) and
                Vice President of Time Inc. (1987-1990). Mr. Barr was an
                employee of Time Inc. for 38 years.

Leon D. Black, 45                                                                 1994
        Officer and Director of Apollo Capital Management, Inc.,
        Lion Capital Management, Inc. and Apollo Real Estate Management, Inc.
                Mr. Black is one of the founding principals of Apollo Advisors, which acts as general partner of AIF, AIF II, L.P. and Apollo
                Investment Fund, III, private securities investment funds, of
                Lion Advisors, which acts as financial advisor to and
                representative for certain institutional investors with respect to securities investments, and of Apollo Real Estate Advisors,
                L.P. ("Apollo Real Estate Advisors"), which acts as general partner of the Apollo Real Estate Investment Funds, private real estate oriented investment funds. Mr. Black has been a director and officer of Apollo Capital and Lion Capital since 1990 and of
                Apollo Real Estate Management, Inc. ("Apollo Real Estate") since
                1993. Apollo Capital is the general partner of Apollo Advisors;
                Lion Capital is the general partner of Lion Advisors; and Apollo
                Real Estate is the managing general partner of Apollo Real
                Estate Advisors. Mr. Black also serves as a

                                                                                  Converse
                          Name, Age, Principal Occupation                         Director
                          or Position, Other Directorships                        Since
--------------------------------------------------------------------------------------------------
                director of Big Flower Press, Inc., Culligan Water
                Technologies, Inc., Furniture Brands International, Inc.,
                Samsonite Corporation, Telemundo Group, Inc. and Vail Resorts,
                Inc.

Julius W. Erving, 47                                                              1994
        President, The Erving Group and Dr. J. Enterprises
                Mr. Erving has been the President of The Erving Group and Dr. J.
                Enterprises since 1979. Mr. Erving is also a part owner of
                Philadelphia Coca-Cola Bottling Company and Television Station
                WKBW, Buffalo, New York. Mr. Erving also serves as an analyst for professional basketball for NBC Sports. He was a member of the Philadelphia 76'ers basketball team until April 1987 and has been an endorser of Converse's products since 1975. Mr. Erving is also a director of CoreStates Bank, N.A. and Philadelphia
                Coca-Cola Bottling Company.

Robert H. Falk, 58                                                                1994
        Officer of Apollo Capital Management, Inc. and Lion Capital Management,
        Inc.
                Mr. Falk has been an officer of Apollo Capital and Lion Capital since 1992. Prior to 1992, Mr. Falk was a senior partner in the law firm of Skadden, Arps, Slate, Meagher & Flom. Mr. Falk is also a director of Culligan Water Technologies, Inc., Florsheim
                Group Inc. and Samsonite Corporation.

Gilbert Ford, 65                                                                  1987
        Consultant; Formerly the Chairman of the Board and Chief Executive
        Officer of Converse Inc.
                Mr. Ford served as Vice Chairman of the Board of Converse from
                April 11, 1996 to December 1, 1996, at which time Mr. Ford retired from Converse. Mr. Ford served as Chairman of the Board of Converse from September 1994 to April 1996 and as Chief
                Executive Officer of Converse from October 1986 to April 1996.
                Previously, Mr. Ford held various positions within Converse, including President (October 1986 to September 1994), and was an
                employee of Converse for over 34 years.

Michael S. Gross, 35                                                              1992
        Officer of Apollo Capital Management, Inc. and Lion Capital Management,
        Inc.
                Mr. Gross is one of the founding principals of Apollo Advisors and Lion Advisors and has served as an officer of Apollo Capital and Lion Capital since 1990. Mr. Gross is also a director of
                Florsheim Group Inc., Furniture Brands International, Inc.,
                Proffitt's, Inc. and Urohealth, Inc.

                                                                                  Converse
                          Name, Age, Principal Occupation                         Director
                          or Position, Other Directorships                        Since
--------------------------------------------------------------------------------------------------
John J. Hannan, 44                                                                1994
        Officer and Director of Apollo Capital Management, Inc. and
        Lion Capital Management, Inc.
                Mr. Hannan is one of the founding principals of Apollo Advisors,
                Lion Advisors and Apollo Real Estate Advisors and has served as an officer and director of Apollo Capital and Lion Capital since
                1990 and of Apollo Real Estate since 1993. Mr. Hannan is also a director of Aris Industries, Inc., Florsheim Group Inc.,
                Furniture Brands International, Inc. and United Auto Group, Inc.

Joshua J. Harris,  32                                                             1992
        Officer of Apollo Capital Management, Inc. and Lion Capital Management,
        Inc.
                Mr. Harris is an officer of Apollo Capital and Lion
                Capital, having been associated with them since 1990. Mr. Harris is also a director of Florsheim Group Inc. and Furniture Brands
                International, Inc.

John H. Kissick, 55                                                               1994
        Officer of Lion Capital Management, Inc. and advisor to Apollo Capital
        Management, Inc.
                Mr. Kissick is one of the founding principals of Apollo Advisors and Lion Advisors and has served as an officer of Lion Capital and consultant to Apollo Capital since 1991. Mr. Kissick is also a director of Continental Graphics Holdings, Inc., Florsheim
                Group Inc., Food 4 Less Holdings, Inc. and Furniture Brands
                International, Inc.

Richard B. Loynd, 69                                                              1982
        Chairman of the Board of Furniture Brands International, Inc.
                Mr. Loynd has served as Chairman of the Board of Furniture
                Brands since June 1990. Mr. Loynd was also Chief Executive
                Officer of Furniture Brands International Inc. from 1989 through
                October 1996. Mr. Loynd was Chairman of the Board of Converse
                from 1982 to August 1994. Mr. Loynd is also a director of
                Emerson Electric Co. and Florsheim Group Inc.

Glenn N. Rupp, 52                                                                 1996
        Chairman of the Board and Chief Executive Officer of Converse
                Mr. Rupp was elected Chairman of the Board and Chief Executive
                Officer by Converse's Board of Directors on April 11, 1996. From
                August 1994 to April 1996, Mr. Rupp was the Acting Chairman of
                McKenzie Sports Products, Inc. and a Strategic Planning Advisor
                for CRC Industries, Inc. Mr. Rupp was President and Chief
                Executive Officer of Simmons Upholstered Furniture Inc.
                ("Simmons") from August 1991 until May 1994. Prior to 1991, Mr.
                Rupp held various positions with Wilson Sporting Goods Co.,


                                                                                  Converse
                          Name, Age, Principal Occupation                         Director
                          or Position, Other Directorships                        Since
--------------------------------------------------------------------------------------------------
                including President and Chief Executive Officer from 1987
                to 1991. Mr. Rupp is also a director of Consolidated Papers,
                Inc. In July 1994, a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code was filed on
                behalf of Simmons.

Michael D. Weiner, 44                                                             1996
     Officer of Apollo Capital Management, Inc. and Lion Capital
     Management, Inc.
                Mr. Weiner has been an officer of Apollo Capital and of Lion
                Capital since 1992 and of Apollo Real Estate since 1993. Prior to 1992, Mr. Weiner was a partner in the law firm of Morgan,
                Lewis & Bockius LLP. Mr. Weiner is also director of Applause,
                Inc., Capital Apartment Properties, Inc., Continental Graphics
                Holdings, Inc., Florsheim Group Inc. and Furniture Brands
                International, Inc.

Organization and Compensation of Converse Board of Directors

        There were six meetings of the Board during 1996, and, with the exception of Mr. Loynd, each incumbent director who served during 1996 attended at least 75% of the Board meetings and the meetings held by committees on which he served.

        The Board has a number of standing committees, including an Executive Committee, an Audit Committee and an Executive Compensation and Stock Option Committee. The Board does not currently have a nominating committee.

        The Executive Committee, which currently consists of Mr. Loynd, Chairman, and Messrs. Rupp, Gross and Harris, has the full power of the Converse Board between Board meetings, with certain limitations relating to major corporate matters. Although not currently a member of this Committee, Mr. Ford served on this Committee until April 1996. This Committee met six times in 1996. In addition, this Committee took actions from time to time pursuant to resolutions adopted by unanimous written consent.

        The Audit Committee, which currently consists of Mr. Loynd, Chairman, and Messrs. Barr and Erving, recommends the selection and retention of independent accountants; reviews auditing and financial accounting and reporting matters, the adequacy of internal accounting controls and asset security, audit fees and expenses, and compliance with the code of corporate conduct; and counsels regarding auditing and financial accounting and reporting matters. This Committee met four times in 1996. In addition, this Committee took actions from time to time pursuant to resolutions adopted by unanimous written consent.

        The Executive Compensation and Stock Option Committee, which currently consists of Mr. Gross, Chairman, and Messrs. Harris and Loynd, reviews and recommends compensation of officers and directors; administers supplementary retirement, performance incentive and stock option plans; and counsels regarding compensation of other key employees, management development and succession, and major personnel matters. This committee met four times in 1996.

In addition, this Committee took actions from time to time pursuant to resolutions adopted by unanimous written consent.

        Each Converse director who is not an employee of Converse or any Converse subsidiary is paid a monthly fee of $1,000 and a fee of $1,500 plus expenses for each meeting of the Board attended. In addition, for attending a meeting of a committee of the Board, each director who is not an employee of Converse or any Converse subsidiary is paid a fee of $800 plus expenses if such director is a member of the committee or $900 plus expenses if such director is the Chairman of the committee.

        In March 1995, the Executive Committee of the Company's Board of Directors adopted a Non-Employee Director Stock Option Plan (the "1995 Plan"), which pursuant to its terms provides for a grant of options to each director who is not employed by Converse or employed by, or affiliated with, Lion Advisors or AIF (a "Non-Employee Director"), to purchase 7,500 shares of the Company's common stock at its fair market value on the date the options are granted. The Company's stockholders approved the 1995 Plan at the 1995 annual meeting of stockholders. These options become exercisable in one-third increments on each of the first three anniversaries of the grant date. The Company's current Non-Employee Directors are Messrs. Loynd, Erving and Barr.

Executive Officers

The executive officers of Converse are as follows:


Name                                            Age Position
----                                            ------------
Glenn N. Rupp.................................  52      Chairman of the Board and
                                                          Chief Executive Officer
Donald J. Camacho.............................  46      Senior Vice President and
                                                          Chief Financial Officer
Edward C. Frederick...........................  50      Senior Vice President, Research
                                                          and Development
Jack A. Green.................................  51      Senior Vice President, General
                                                          Counsel and Secretary
Thomas L. Nelson..............................  42      Senior Vice President, Sales/North
                                                          America
Herbert R. Rothstein..........................  55      Senior Vice President, Production
Ronald J. Ryan................................  55      Senior Vice President, Operations
James E. Solomon..............................  41      Senior Vice President, Marketing
Alistair Thorburn.............................  39      Senior Vice President, International
James E. Lawlor...............................  43      Vice President, Finance and
                                                          Treasurer

        Mr. Rupp's biography appears previously under "Selection of Directors".

        Mr. Camacho has served as Senior Vice President and Chief Financial Officer since September 1994. Previously, Mr. Camacho held the positions of Vice President and Controller from 1992 to 1994, Controller from 1984 to 1992, Assistant Controller from 1980 to 1984, and several other positions of increasing responsibility since 1974.

        Dr. Frederick has served as Senior Vice President, Research and Development since April 1997. From February 1996 to April 1997, Dr. Frederick was a consultant to Converse through his wholly-owned consulting company, Exeter Research, Inc. ("Exeter") and held the title of Chief Product Executive of Converse. Dr. Frederick has been the President of Exeter since 1987. Since 1995, Dr. Frederick has also served as an Adjunct Professor in the Department of Exercise Sciences, School of Public Health and Health Sciences, University of Massachusetts. Dr. Frederick worked as a consultant for adidas, AG in the fields of development, design and technology from 1991 to 1996. Previously, Dr. Frederick worked as the Director of Research for Nike, Inc. ("Nike") from 1980 to 1986 and as a design consultant for Nike from 1978 to 1980 and from 1986 to 1990.

        Mr. Green has served as Senior Vice President and General Counsel and Secretary since August 1985, having joined the Company as Vice President Legal in 1983.

        Mr. Nelson joined Converse as Senior Vice President, Sales/North America on March 13, 1995. Before joining Converse, Mr. Nelson worked for The Rockport Company, a subsidiary of Reebok International Ltd., where he served as Senior Vice President of Sales/Operations from 1992 to 1995. Prior to that, Mr. Nelson worked for G.H. Bass & Company from 1983 to 1992 where he held several sales-related positions before being promoted to Senior Vice President of Sales in 1990.

        Mr. Rothstein has served as Senior Vice President, Production since January 1996. Previously, Mr. Rothstein was Senior Vice President Sourcing from 1992 to 1996, Senior Vice President of Materials Management and Manufacturing from 1991 to 1992 and Vice President of Materials Management from 1988 to 1991. Before joining Converse, Mr. Rothstein held several senior management positions with Reebok International Ltd. from 1985 to 1988; Morse Shoe Inc. from 1973 to 1985, BGS Shoe Corporation from 1969 to 1972 and Signet from 1964 to 1969.

        Mr. Ryan has served as Senior Vice President, Operations since September 1994. Previously, Mr. Ryan held the position of Senior Vice President of
Finance and Operations since May 1994, having joined the Company as Senior Vice President of Finance and Administration from 1990 to 1994. Prior thereto, Mr. Ryan served as Vice President of Finance and Business Planning for the Europe, Middle East and Africa divisions of the Bristol-Myers Squibb Company from 1984 to 1990.

        Mr. Solomon has served as Senior Vice President, Marketing since October 1996. Previously, Mr. Solomon worked for Lenox Inc. from August 1990 to September 1996 in a number of senior positions, including president and chief operating officer of the Dansk International Design division from May 1994 to September 1996 and Gorham, Kirk-Stieff, Dansk division from July 1991 to May 1994. He also has experience in the athletic footwear industry, having served as Executive Vice President of Kangaroos USA from 1989 to 1990, Vice President, Marketing of Avia Athletic Footwear from 1985 to 1988, and Group Product Manager, New Balance Athletic Shoes from 1981 to 1983.

        Mr. Thorburn has served as Senior Vice President, International since December 1993. Prior to joining the Company, Mr. Thorburn was Vice President Europe/Asia Pacific for the Wilson Sporting Goods Co., Ltd. from 1987 to 1993.

        Mr. Lawlor has served as Vice President, Finance of Converse since June 1995. Previously, Mr. Lawlor held the positions of Vice President and Treasurer from September 1994 to June 1995, Treasurer from 1984 to 1994 and other positions of increasing responsibility since 1975.

Executive Compensation

        The following table sets forth certain information for each period presented with respect to compensation awarded to, earned by or paid to each of the two individuals who served in the position of Chief Executive Officer during 1996, the four most highly compensated executive officers of Converse other than Converse's Chief Executive Officers who were serving at December 28, 1996, and one individual for whom disclosure would have been provided but for the fact that the individual was not serving as an executive officer of Converse at December 28, 1996 (the "Named Executive Officers").

                          SUMMARY COMPENSATION TABLE



                                             Annual Compensation                       Long Term Compensation
                                             -------------------                       ----------------------
                                                                                               Awards
                                                                                               ------
                                                                     Other Annual       Securities Underlying
                                                     Bonus ($)     Compensation  ($)        Options (#)            All Other
Name and Principal Position  Year    Salary ($)         (1)               (2)                   (3)             Compensation  ($)
------------------------------------------------------------------------------------------------------------------------------------

Glenn N. Rupp                1996    311,539          130,136          26,997                  500,000                0
  Chairman and Chief         1995          0                0               0                        0                0
  Executive Officer          1994          0                0               0                        0                0

Alistair Thorburn            1996    222,266           11,019               0                   50,000           21,657 (4)
  Senior Vice  President     1995    202,205           36,361               0                   15,000           21,585
                             1994    180,000          142,115               0                   35,000           18,600

Thomas L. Nelson             1996    220,000           11,000               0                   35,000              508 (5)
  Senior Vice President      1995    162,308           31,096           5,012                   35,000                0
                             1994          0                0               0                        0                0

Ronald J. Ryan               1996    194,033            9,702               0                        0           16,757 (5)
  Senior Vice President      1995    191,775           48,024           6,341                    5,000           31,766
                             1994    179,250          104,708               0                   35,000           14,382

Donald J. Camacho            1996    175,000            8,750               0                        0           10,022 (5)
  Senior Vice President      1995    164,269           43,313           5,255                   80,000           19,560
                             1994    126,923           66,347               0                   20,000            4,716

Gilbert Ford (8)             1996    353,365                0               0                        0          585,021 (6)
  Former Chairman and        1995    356,827          101,325           9,214                   80,000           83,233
  Chief Executive Officer    1994    316,154          251,668          11,320                  100,000           35,930

Michael C. Bell (9)          1996    224,808                0               0                        0          530,342 (7)
  Former President           1995    313,654          110,250          15,342                  150,000           38,639
                             1994    278,942          178,563          11,320                   60,000            7,431

-------------
(1) The Company generally pays bonuses to its executives in the first quarter of each fiscal year, except that in 1996 Mr. Rupp received a signing bonus of $110,250 which was paid in equal monthly installments during 1996 pursuant to his employment agreement. The bonuses for each year contained in the table reflect the amount of bonus earned in such year although such bonuses, with the exception of Mr. Rupp's signing bonus, were paid in the following year.
(2) Amount shown for Mr. Rupp represents relocation and temporary housing expenses incurred by Mr. Rupp in connection with his move to Massachusetts, all other amounts shown represent amounts reimbursed for the payment of taxes.
(3) Options granted in 1996 include certain options that were originally granted in 1995 but were repriced in 1996, as follows: Mr. Thorburn 50,000 and Mr. Nelson 35,000. In the case of Mr. Nelson, options to purchase 15,000 shares which were originally granted in 1995 were canceled in connection with the 1996 repricing. Options granted in 1995 include certain options that were originally granted in 1994 but were repriced in 1995, as follows: Mr. Ford 50,000, Mr. Thorburn 15,000, Mr. Ryan 5,000, and Mr. Camacho 15,000 (see "Ten Year Option Repricing" below).
(4) Amount represents payment to Mr. Thorburn's United Kingdom based Personal Pension Fund in lieu of Mr. Thorburn's participation in the Converse Inc. Retirement Plan (see "Retirement Plans" below).
(5) Amounts represent payments by the Company relating to the Company's matching contribution under the Converse Inc. Thrift Savings Plan and the payment of "split dollar" life insurance premiums on behalf of each Named Executive Officer respectively, as follows: Mr. Nelson $508 and $0, Mr. Ryan $2,375 and $14,382, and Mr. Camacho $2,375 and $7,647.
(6) Amounts reflect severance payments of $562,209 made by the Company to Mr. Ford as required by his employment agreement with Converse (see "Employment Contracts" below), payments of $2,375 relating to the Company's matching contribution under the Converse Inc. Thrift Savings Plan, and payment of "split dollar" life insurance premiums in the amount of $20,437 by the Company on behalf of Mr. Ford.
 (7) Amounts reflect severance payments of $517,869 made by the Company to Mr. Bell as required by his employment agreement with Converse (see "Employment Contracts" below), payments of $2,375 relating to the Company's matching contribution under the Converse Inc. Thrift Savings Plan, and payment of "split dollar" life insurance premiums in the amount of $10,098 by the Company on behalf of Mr. Bell.
(8)     Mr. Ford's employment with Converse terminated on December 1, 1996.
(9)     Mr. Bell's employment with Converse terminated on August 14, 1996.

Retirement Plans

        Messrs. Rupp, Ford, Nelson, Ryan, Camacho and Bell are participants in the Converse Inc. Retirement Plan (the "Retirement Plan"), a noncontributory, defined benefit pension plan designed to provide retirement benefits upon normal retirement at age 65. Covered remuneration is base salary and, based on a straight life annuity, annual benefits at normal retirement are equal to the greater of (a) 2.25% of average final compensation (the highest 60 consecutive calendar months of the last 120 months) multiplied by years of credited service up to a maximum 15 years, plus 1.75% of average final compensation multiplied by service in excess of 15 years up to a maximum of 15 years, less 1.67% of the Social Security benefit multiplied by credited service up to a maximum of 30 years, or (b) $10 multiplied by years of credited service. Benefits payable under the Retirement Plan are limited by certain provisions of the Internal Revenue Code of 1986, as amended (the "Code"). A supplemental executive retirement plan ("SERP") has been adopted by Converse to provide for payments from general funds to Mr. Ford of any retirement income that would otherwise be payable pursuant to the Retirement Plan in absence of any such limitations. Set forth below is the credited service under the Retirement Plan as of December 28, 1996 and estimated annual benefits payable upon the normal retirement of each of the Named Executive Officers, assuming continuation of current covered remuneration. In the case of Mr. Ford, such amount includes amounts payable under the SERP.


                                                      Years of
                                                  Credited Service    Annual
                                                  at December 28,    Benefits
        Name                                            1996          Payable
        Glenn N. Rupp.............................      0.75          $133,015
        Thomas L. Nelson..........................      1.8             73,432
        Ronald J. Ryan............................      6.2             53,080
        Donald J. Camacho.........................     22.3             87,570
        Gilbert Ford..............................     30.0            165,966
        Michael C. Bell...........................     17.75            93,002

        Mr. Thorburn is not eligible to participate in the Retirement Plan because he is not a citizen of the United States. In lieu of Mr. Thorburn's participation in this plan, Converse contributes an amount equal to approximately 10% of Mr. Thorburn's annual salary directly to Mr. Thorburn's United Kingdom based Personal Pension Fund. See "Executive Compensation."

Stock Options

        The following table contains information concerning stock option grants made during the fiscal year ended December 28, 1996, pursuant to the Converse Inc. 1994 Stock Option Plan (the "1994 Plan"). The Company granted no stock appreciation rights in 1996.

                       OPTION GRANTS IN LAST FISCAL YEAR


    Name                 Number of            % of Total      Exercise        Expiration      Potential Realizable Value
                        Securities             Options           or              Date         at Assumed Annual Rates of
                        Underlying             Granted        Base Price                     Stock Price Appreciation for
                         Options             to Employees      ($ per                              Option Term (1)
                         Granted            in Fiscal Year      Share)                       ---------------------------
                           (#)                                                                   5%($)            10%($)
------------------------------------------------------------------------------------------------------------------------------------
Glenn N. Rupp           500,000(2)              45.00           5.00            4/11/05           796,565       2,510,635
Alistair Thorburn        50,000(3)               4.50           6.375            9/5/05           175,734         432,845
Thomas L. Nelson         35,000(3)               3.15           6.375            9/5/05          123.,014         302,991
Ronald J. Ryan              -----                -----          -----            -----              -----           -----
Donald J. Camacho           -----                -----          -----            -----              -----           -----
Gilbert Ford                -----                -----          -----            -----              -----           -----
Michael C. Bell             -----                -----          -----            -----              -----           -----

---------------
(1) The value, if any, one may realize upon exercise of a stock option depends on the excess of the then current market value per share over the exercise price per share. There is no assurance that the values to be realized upon exercise of the stock options listed above will be at or near the amounts shown.
(2) Represents new options granted under the 1994 Plan. Such options vest in 20% increments on each of the first five anniversaries of April 11, 1996. Pursuant to Mr. Rupp's employment agreement, this vesting may be accelerated in the event that the Company does not offer to extend the term of this employment agreement when it expires on April 15, 1999.
(3) Represents options that were originally granted in 1995 and were repriced in 1996. Such options vest in 20% increments on each of the five anniversaries of September 5, 1996 (see "Ten Year Option Repricing" below).

         AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES

                                                            Number of Securities                   Value of Unexercised
                                                            Underlying Unexercised                 In-the-Money Options
                                                            Options at FY-End                      at FY-End (1)
                     Shares                             -------------------------------------------------------------------
                    Acquired
                   on Exercise     Value Realized          Exercisable     Unexercisable      Exercisable     Unexercisable
Name                   (#)             ($)                     (#)               (#)              ($)            ($)
------------------------------------------------------------------------------------------------------------------------------------
Glenn N. Rupp           0               0                       0             500,000               0          5,062,500
Alistair Thorburn       0               0                    29,250            70,750           120,686          567,103
Thomas L. Nelson        0               0                     7,000            63,000            56,875          533,750
Ronald  J. Ryan       2,000          16,720                  25,250            12,750           247,230          118,775
Donald J. Camacho     5,000          43,675                  26,000            69,000           178,100          367,300
Gilbert Ford        140,000         593,500                     0                 0                 0                0
Michael C. Bell      80,000         104,100                     0                 0                 0                0

--------------
(1) Based on the $15.125 per share closing price of the Common Stock on the New York Stock Exchange ("NYSE") on December 28, 1996.

                          TEN YEAR OPTION REPRICINGS


                                                Number of        Market                                          Length of
                                                Securities      Price of        Exercise                        Original Option
                                                Underlying      Stock at        Price at                            Term
                                                Options         Time of         Time of         New             Remaining at
                                                Repriced        Repricing       Repricing       Exer-              Date of
                                                or              or              or              cise            Repricing or
                                                Amended         Amendment       Amendment       Price           Amendment
Name and Position                      Date      (#)             ($/sh)          ($/sh)         ($/sh)            (yrs.)
------------------------------------------------------------------------------------------------------------------------------------

Donald J. Camacho, Senior Vice
President & Chief Financial Officer     6/2/95  30,000          7.00            10.75           7.00            8.5

Edward C. Frederick, Senior Vice
  President, Research and Development   9/5/96  20,000(3)      6.375              (1)          6.375            8.1

Jack A. Green, Senior Vice President,
  General Counsel and Secretary         6/2/95   5,000          7.00            10.75           7.00            8.5

James E. Lawlor, Vice President,
  Finance                               6/2/95  10,000          7.00            10.75           7.00            8.5

Thomas L. Nelson, Senior Vice
President, Sales/North America          6/2/95  35,000          7.00            10.75           7.00            8.5
                                        9/5/96  35,000 (2)     6.375              (1)          6.375            8.1

Herbert R. Rothstein, Senior Vice
  President, Production                 6/2/95   5,000          7.00            10.75           7.00            8.5

Ronald J. Ryan, Senior Vice President,  6/2/95   5,000          7.00            10.75           7.00            8.5
Operations

Alistair Thorburn, Senior Vice          6/2/95  15,000         $7.00           $10.75          $7.00            8.5
President, International                9/5/96  50,000         6.375              (1)          6.375            8.1

Gilbert Ford, Former Chairman of the    6/2/95  50,000          7.00            10.75           7.00            8.5
Board & Chief Executive Officer

Michael C. Bell, Former President       6/2/95  60,000          7.00            10.75           7.00            8.5

-----------------------
(1) The per share exercise prices for these options were set in 5,000 share increments of $5.00, $7.00, $9.00, $11.00, $13.00, $15.00, $17.00, $19.00,
    $21.00 and $23.00.
(2) Options to purchase 15,000 shares issued to Mr. Nelson on October 25, 1995 were canceled in connection with the repricing.
(3) Options to purchase 30,000 shares issued to Mr. Frederick on February 1, 1996 were canceled in connection with the repricing.

Employment Contracts

        Mr. Rupp entered into an Employment Agreement with the Company in April 1996. The Agreement expires on April 15, 1999. Under the Agreement, Mr. Rupp is entitled to a base salary of no less than $450,000 plus a bonus of up to 70% of Mr. Rupp's salary as determined pursuant to the Company's Executive
Incentive Plan. The Agreement provides that Mr. Rupp's bonus for 1996 shall be at an annual rate of not less than $160,000. The Agreement provides that Mr. Rupp be granted options to purchase 500,000 shares of Converse common stock at a price of $5.00 per share. These options vest in 20% increments on each of the first five anniversaries of the grant, except that if on or before April 15, 1999 the Company does not offer to extend the term of this Agreement for at least one more year, all remaining unvested options become exercisable on April 15, 1999, and if on or before April 15, 2000 the Company does not offer to extend the term of this Agreement at least one additional year, all remaining unvested options become exercisable on April 15, 2000. At all times during the term of his Agreement, Mr. Rupp shall be entitled to participate in Converse's medical, dental, 401(k), insurance, retirement and other employee benefit plans. If Mr. Rupp's employment is terminated by Converse during the term of the Agreement other than for cause (as defined), or if Mr. Rupp chooses to terminate his employment after being required to relocate his principal office without his consent, Mr. Rupp shall continue to receive his annual salary for the longer of
(i) the remaining balance of the term of the agreement, or (ii) two years from the date of termination.

        Mr. Camacho entered into an Employment Agreement with the Company in January 1996. If Mr. Camacho's employment is terminated by Converse other than for cause (as defined), or if Mr. Camacho's salary, benefits or bonus potential is involuntarily reduced and he elects to terminate his employment, or if Mr. Camacho ceases to hold the position and responsibilities of chief financial officer of Converse and he elects to terminate his employment, or in the event Mr. Camacho's employment is terminated by his death or disability, the Company will pay to Mr. Camacho for a period of two years (or one year in the event of death or in the event such termination occurs after December 31, 1997): (i) his base salary and annual bonus; (ii) an amount equal to the actuarial present value of the additional benefits Mr. Camacho would have received under the Retirement Plan and any supplemental defined benefit plan in which Mr. Camacho participates, as if his employment had continued uninterrupted for an additional period of two years at his base salary in effect at the date of termination; and (iii) an amount equal to Converse's share of the cost of Mr. Camacho's medical and dental insurance plus an amount equal to the maximum combined Federal and Massachusetts income tax rate multiplied times such payment.

        Mr. Thorburn, Mr. Ryan and Mr. Nelson each entered into Employment Agreements with the Company in October 1995. Dr. Frederick entered into an Employment Agreement with the Company in April 1997. Under the terms of these Agreements, the Company will pay to such employees amounts equal to their respective annual salaries in the event that their employment with Converse is involuntarily terminated.

        Mr. Ford entered into an Employment Agreement with the Company in November 1995. Mr. Ford retired from Converse on December 1, 1996. Under the Agreement, Mr. Ford was entitled to a base salary of no less than $356,827 plus an annual bonus determined pursuant to the Company's Executive Incentive Plan. Pursuant to the terms of this Agreement, the Company is required to pay Mr. Ford through December 31, 1997: (i) his base salary and annual bonus; (ii) an amount equal to the actuarial present value of the additional benefits Mr. Ford would have received under the Retirement Plan and the SERP as if his employment had continued uninterrupted through December 31, 1997; and (iii) an amount equal to Converse's share of the cost of Mr. Ford's medical and dental insurance plus an amount equal to the maximum combined Federal and Massachusetts income tax rate multiplied times such payment. Mr. Ford continues to serve on Converse's Board.

        Mr. Bell entered into an Employment Agreement with the Company in November 1995. Mr. Bell's employment with Converse terminated on August 14, 1996. Under the Agreement, the Company is required to pay to Mr. Bell for a period of two years from this date: (i) his base salary and annual bonus; (ii) an amount equal to the actuarial present value of the additional benefits Mr. Bell would have received under the Retirement Plan and any supplemental defined benefit plan in which Mr. Bell participates, as if his employment had continued uninterrupted for an additional period of two years at his base salary in effect at the date of termination; and (iii) an amount equal to Converse's share of the cost of Mr. Bell's medical and dental insurance plus an amount equal to the maximum combined Federal and Massachusetts income tax rate multiplied times such payment.

Executive Compensation and Stock Option Committee Report

        The Executive Compensation and Stock Option Committee (the "Committee") of the Company's Board of Directors (the "Board") is responsible for reviewing the compensation levels of the Company's principal executive officers and determining stock option awards to be granted under the 1994 Stock Option Plan and making recommendations to the Board relating to these matters. In making compensation determinations the Committee is guided by certain fundamental considerations, including:

        .  the need to attract and retain talented management;

        . the need to set and maintain compensation levels that are competitive with those in similar businesses; and

        . the need to provide substantial short-term as well as long-term incentives for management to maximize the value of the Company.

        The Company's executive compensation for 1996 consisted of three basic elements: (i) base salaries; (ii) incentive bonuses; and (iii) stock options.

        Base Compensation. Base compensation is intended to be competitive as compared to salary levels for equivalent positions at other comparable companies. In April 1996, the Company hired Mr. Rupp as Chief Executive Officer and Chairman of the Board. The Company entered into an employment agreement with Mr. Rupp providing for an annual salary of $450,000 which the Committee determined to be a competitive salary after taking into account Mr. Rupp's business experience in the sporting goods industry and his past success in turning around troubled companies. In May 1996 a decision was made to freeze the salaries of all executive officers of the Company due to the Company's poor financial performance and the Company's financial condition.

        Annual Incentive Bonus. Each executive is eligible to receive an annual cash bonus under the Company's Executive Incentive Plan. The Company's annual incentive bonuses are based in part on the Company's performance for the year with respect to sales and pre-tax earnings compared to the Company's budgeted plan and in part on achievement of pre-established individual performance goals. Under the Company's Executive Incentive Plan, the Company's key personnel (including the CEO) are eligible to earn a "target" bonus equal to a percentage of his or her base salary (the target percentage of the CEO being 70% and those of the other Named Executive Officers ranging from

55% to 70%). Approximately 75% of the bonus is based on Converse's degree of achievement against budgeted objectives (sales and pre-tax earnings) and 25% on achievement of individual performance goals. These target levels are intended to motivate the Company's executives by providing substantial bonus payments for the achievement of financial goals within the Company's business plan. In addition, the Committee may grant discretionary bonuses under the Executive Incentive Plan. The Company did not achieve its budgeted objectives for 1996, therefore the Executive Incentive Plan did not provide for automatic bonuses based on 1996 results. The Committee decided to grant a discretionary bonus of 5% of each participant's annual salary to recognize the improved performance of the Company in the second half of 1996.

        Stock Options. The Company uses qualified managers and to provide incentives for management to increase stockholder value by creating a direct link between the executive's compensation and stockholder return. During 1996, pursuant to the 1994 Stock Option Plan, options to purchase 500,000 shares of the were granted to Mr. Rupp. In addition, options to purchase an aggregate of 85,000 shares were repriced for two Named Executive Officers during 1996. For each grant of stock options in 1996, the option exercise prices equaled or exceeded the market price per share of stock on the date of grant. The grant and repricing of the foregoing options were intended to give to officers a significant incentive to increase the value of the stock of the Company.

        Stock Option Repricing. As set forth in the Ten Year Option Repricing table above, in September 1996, the Committee adjusted the exercise prices of certain of the stock options granted to two Named Executive Officers under the 1994 Plan. These options were originally granted in October 1995 and had exercise prices set in 5,000 share increments from $5.00 per share to $23.00 per share. This repricing was done in lieu of granting substantial new fair market value options in order to provide a greater incentive for these two executive officers to increase stockholder value through stock price appreciation from an exercise price which is more consistent with the exercise prices of options granted to other executive officers of the Company.

        Section 162 (m). Section 162 (m) of the Code limits the deduction that may be claimed by a public company for total compensation in excess of $1 million paid to its chief executive officer or to any of the other four most highly compensated officers except to the extent that any compensation in excess of $1 million qualifies as performance-based compensation. Grants of options under the 1994 Plan prior to the 1996 annual meeting of stockholders were designed to be performance-based compensation.

        Members of the Executive Compensation and Stock Option Committee

                Michael S. Gross, Chairman
                Joshua J. Harris
                Richard B. Loynd

Compensation Committee Interlocks and Insider Participation

        Mr. Loynd, a director and member of the Executive Compensation and Stock Option Committee, is the Chairman of the Board and Chief Executive Officer of Furniture Brands International, Inc. ("Furniture Brands") and formerly an executive officer of the Company. On November 17, 1994, Furniture Brands, then named INTERCO INCORPORATED, the sole stockholder of Converse, distributed to the holders of Furniture Brands common stock all of the outstanding common stock of Converse (the "Distribution"). As a result of the Distribution, Converse became an independent publicly-traded company. In connection with the Distribution, Converse and Furniture Brands entered into a Tax Sharing
Agreement providing, among other things, for an equal allocation between Furniture Brands and Converse of benefits derived from a carryback of federal and state tax liabilities to periods prior to completion of the Distribution.
On February 21, 1996, Converse and Furniture Brands amended this Tax Sharing Agreement. Converse agreed to carryback federal income tax operating losses for the years ended December 30, 1995 and December 28, 1996 to one or more pre-distribution tax periods. In consideration for Converse agreeing to carryback its operating losses, and in accordance with the Tax Sharing Agreement, as amended, Furniture Brands paid Converse $8,000,000 on February
29, 1996 and in return Furniture Brands will be entitled to the full amount of the tax refund that relates to the carryback of Converse's 1995 operating losses, which Converse expects to be approximately $10,800,000. Furniture Brands is also entitled to any tax refunds resulting from approximately $10,000,000 of tax operating losses for the year ended December 28, 1996, plus 50% of any tax refunds resulting from operating losses in excess of $10,000,000, which Converse decides to carryback. Furniture Brands is not entitled to any refund of the $8,000,000 payment in the event the ultimate tax refund it receives from the Internal Revenue Service is less than anticipated.

        Messrs. Gross and Harris, directors and members of the Executive Compensation and Stock Option Committee of the Board, are associated with Apollo Advisors, Lion Advisors and AIF. In November 1994 Converse entered into a Consulting Agreement with Apollo Advisors pursuant to which Apollo Advisors provides corporate advisory, financial and other consulting services to the Company. Fees under the agreement are payable at an annual rate of $500,000 plus out-of-pocket expenses for a one-year term and the Consulting Agreement is automatically renewable for successive one-year terms unless terminated by the Converse Board. Converse has granted registration rights to Lion Advisors and AIF, with respect to their shares of Common Stock. Lion Advisors and AIF can require Converse to file registration statements and to include their shares in registration statements otherwise filed by Converse. Costs and expenses of preparing such registration statements are required to be paid by Converse.

        Converse maintains a secured credit facility (the "Credit Facility") with BT Commercial Corporation, as agent, and certain other institutional lenders. In November 1995, AIF entered into an accommodation letter with Converse whereby AIF committed to purchase, upon the occurrence of certain events and subject to certain conditions, a participation in certain loans provided to Converse by the financial institutions that are party to its principal Credit Agreement. In support of this obligation, AIF caused a standby letter of credit to be furnished to the Agent under the Credit Agreement. AIF's commitment to purchase, supported by this standby letter of credit, enables Converse to borrow an additional $25,000,000 above its borrowing base under the Credit Agreement. In February 1996, and again in September 1996, and March 1997, AIF agreed to extend its commitment to purchase. As consideration for providing the standby letter of credit initially, AIF received a fee equal to three percent of the face amount of the standby letter of credit in November 1995. In February 1996 it subsequently received a $100,000 fee for its agreement to extend the purchase commitment and the standby letter of credit. Converse also agreed to pay the reasonable expenses of AIF incurred in connection with the foregoing matters.

Certain Transactions

Mr. Erving has a contract with Converse whereby he has agreed to perform certain services. The agreement provides for Mr. Erving's endorsement of the Company's footwear and activewear, the right to use his name and likeness to advertise the Company's products, promotional appearances, and advertising production and product development consultation. The agreement provides for an annual fee of $162,500 from October 1, 1995 through September 30, 1996 and $200,000 from October 1, 1997 to September 30, 1998 and beyond and expires on September 30, 2000. Mr. Erving is also entitled to receive a royalty of (i) 1% of the net sales for the first 500,000 pairs of the Dr. J 2000 shoe sold and 1.5% of the net sales for all pairs of the Dr. J 2000 shoe sold in excess of 500,000, (ii) 1.5% of the net sales of apparel items which bear Mr. Erving's name or are designed to coordinate with shoes bearing Mr. Erving's name, and
(iii) 1% of the net sales of any shoes other than the Dr. J 2000 which bear Mr. Erving's name or for which Mr. Erving is the Company's primary designated endorser. Mr. Erving earned a total of $215,336 under this agreement during 1996.

        Converse entered into a consulting agreement in February 1996 with Exeter whereby Exeter provides certain services to Converse in the fields of research and development and product design. Converse entered into an additional consulting agreement with Exeter in May 1996 to provide additional product development services. Exeter is owned by Edward C. Frederick, who was hired as the Company's Senior Vice President, Research and Development in April 1997. The consulting agreements with Exeter provide for an aggregate fee of $290,000 per year plus expenses. One of the consulting agreements, the fee under which was $200,000 per year, was terminated in April 1997 when Dr. Frederick was hired as an officer of the Company. Exeter was paid a total of $238,679 under these two agreements during 1996.

Compliance with Section 16(a) of the Securities Exchange Act

        Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and certain other officers and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten-percent stockholders are required by SEC regulation to furnish the Company with copies of forms they file. To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no reports were required, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were complied with during 1996.

Performance Graph

        The following graph compares the total return on Common Stock from November 14, 1994, the date on which the Common Stock began trading on the NYSE with a "when-issued" designation, through December 28, 1996 to that of (i) the Standard & Poor's 500 Stock Index and (ii) the Standard & Poor's Shoe Index (the "Shoe Index") which at December 28, 1996 was composed of Reebok International Ltd., Nike, Inc. and Stride Rite Corporation. The cumulative total return represents the change in stock price and the amount of dividends received during the indicated period, assuming reinvestment of dividends. The graph assumes an investment of $100 on November 14, 1994.

        The historical stock price performance of the Common stock shown on the Performance Graph set below is not necessarily indicative of future price performance.

        The Performance Graph set below shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or under the Exchange Act and shall not otherwise be deemed filed under such Acts.

                ------------------------------------------------------------------------
                Symbol          Nov. 14,        Dec. 31,        Dec. 30,        Dec. 28,
                                 1994            1994            1995            1996
                ------------------------------------------------------------------------
CVE                             100             104.40            36.26         132.97
S&P 500 Index                   100              98.55           132.16         162.38
S&P Shoe Index                  100             109.75           146.86         242.34

Proposal Two    RATIFICATION OF THE SELECTION OF INDEPENDENT
                AUDITORS

        Upon recommendation of its Audit Committee, the Board continued the engagement of Price Waterhouse LLP, certified public accountants ("Price Waterhouse"), as independent auditors for the fiscal year ended January 3, 1998. A formal statement by representatives of Price Waterhouse is not planned for the annual stockholders meeting; however, representatives of Price Waterhouse are expected to be present during the annual meeting and available to respond to appropriate questions.

        On April 14, 1995, the Company dismissed KPMG Peat Marwick LLP ("KPMG") as its independent accountants and engaged Price Waterhouse as its independent accountants for the Company's 1995 fiscal year. The Company's decision to change its independent accounting firm was made in connection with a reevaluation of this function in connection with the Company's spin-off from FBN, its former parent, which occurred on November 17, 1994. The Audit Committee of the Company's Board of Directors recommended the change of independent auditors to Price Waterhouse. The Executive Committee of the Company's Board of Directors voted to approve this change.

        KPMG's report on the Company's financial statements for the prior two fiscal years did not contain an adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles. In addition, during the 1993 and 1994 fiscal years and the subsequent interim period preceding April 14, 1995, there were no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of KPMG, would have caused KPMG to make a reference to the subject matter of the disagreement in connection with its report. On April 26, 1995, KPMG furnished the Company with a letter addressed to the Securities and Exchange Commission stating that it agrees with the above statements.

        During the two fiscal years prior to engaging Price Waterhouse and through April 14, 1995, the Company did not consult with Price Waterhouse on any items which concerned the subject matter of a disagreement or a reportable event with the former auditor.

        The affirmative vote of a majority of the votes cast during the meeting is required for ratification of the appointment of Price Waterhouse LLP as independent auditors for the fiscal year ending January 3, 1998.

        The Board of Directors unanimously recommends a vote FOR approval of ratification of Price Waterhouse LLP as the Company's auditors for the next fiscal year.

Stockholder Proposals

        Stockholder proposals submitted for inclusion in the Company's proxy materials for the 1998 annual meeting should be addressed to the Secretary of Converse and must be received at Converse's executive offices not later than December 25, 1997. Upon receipt of any such proposal, the

Company will determine whether or not to include such proposal in the proxy statement and proxy form in accordance with SEC regulations governing the solicitation of proxies.

Other Business

        Neither the Board nor management knows of any matters other than those items set forth above that will be presented for consideration during the 1997 annual meeting. However, if other matters should properly come before the meeting, it is intended that the persons named in the proxies will vote, act and consent in accordance with their best judgment with respect to any such matters.

Form 10-K

        Further information regarding the Company is set forth in the Company's Annual Report on Form 10-K which has been filed with the Securities and Exchange Commission. The Form 10-K (including financial statements and schedules, but excluding exhibits) is available without charge by writing to the Secretary of Converse Inc. at One Fordham Road, North Reading, Massachusetts 01864. Copies of exhibits to the Form 10-K will be furnished upon request and the payment of a reasonable duplication fee.


                                       By order of the Board of Directors,

                                       /s/ Jack A. Green

                                       Jack A. Green,
                                       Senior Vice President, General Counsel
                                       and Secretary


April  24, 1997
North Reading, Massachusetts

                                  DETACH HERE

                                 CONVERSE INC.


      PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY
          FOR THE 1997 ANNUAL MEETING OF STOCKHOLDERS, JUNE 18, 1997

P The undersigned hereby appoints Glenn N. Rupp and Jack A. Green, and each of them, with power of substitution, proxy or proxies, to represent the
R undersigned and vote all shares of Common Stock the undersigned would be entitled to vote at the annual meeting of stockholders of Converse Inc.
O to be held at the Company's headquarters, One Fordham Road, North Reading, Massachusetts, at 10:00 a.m. local time, on Wednesday, June 18, 1997, and
X   at any adjournments thereof, on all matters coming before said meeting.

Y   THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
    1.  Election of Twelve Directors, Nominees:
        Donald J. Barr, Leon D. Black, Julius W. Erving, Robert H. Falk, Gilbert Ford, Michael S. Gross, John J. Hannan, Joshua J. Harris, John H. Kissick, Richard B. Loynd, Glenn N. Rupp, Michael D. Weiner

    2.  Ratification of the selection of independent auditors.

    3. In their discretion, upon such other matters as may properly come before the meeting.

    YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS.

 PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY [SEE REVERSE SIDE]

                                  DETACH HERE

[ ] PLEASE MARK VOTES AS IN THIS EXAMPLE.
                                                    FOR        WITHHELD
    1. Election of Directors (see reverse)          [ ]          [ ]

                      For, except vote withheld from the following nominee(s):

                      --------------------------------------------------------



    2. Ratification of selection of independent auditors.
                                        FOR      AGAINST    ABSTAIN
                                        [ ]       [ ]          [ ]

    3. Other Business: I authorize the aforementioned Proxies in their discretion to vote upon such other business as may properly come before the Annual Meeting and any adjournments thereof.

                                        [ ]       [ ]          [ ]



MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT     [ ]

MARK HERE IF YOU PLAN TO ATTEND THE MEETING       [ ]


NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature                                        Date
         -----------------------------                ----------------

Signature                                        Date
         -----------------------------                ----------------